Exhibit 5.1

June 12, 2025 Royal Bank of Canada (the Bank) Royal Bank Plaza 200 Bay Street South Tower Toronto, Ontario M5J 2J5	Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000. P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

VIA EMAIL

Dear Sirs/Mesdames:

Re: Bank’s Stock Option Plan (the Plan)

We have acted as counsel to the Bank in connection with an amendment to the Plan (the Amendment) to increase the number of common shares of the Bank (Common Shares) issuable pursuant to the exercise of options granted under the Plan from a fixed maximum of 112,000,000 to a fixed maximum of 127,000,000, representing an increase of 15,000,000 Common Shares (such additional Common Shares, the Additional Shares).

We understand that in connection with the Amendment, the Bank is filing a registration statement on Form S-8 (the Registration Statement) with the U.S. Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Act) in respect of the Additional Shares reserved for issuance under the Plan. This opinion is delivered to you in support of the Bank’s Registration Statement.

As counsel, we have considered such questions of law, examined such documents and have made such enquiries as we have considered necessary for the purpose of rendering the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the power and authority of all individuals who have signed on behalf of bodies corporate, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies or facsimiles.

Based upon the foregoing, we are of the opinion that the Additional Shares, when issued upon the exercise of options granted under the Plan in accordance with the terms thereof, will be validly issued as fully-paid and non-assessable.

The opinion expressed herein is limited to matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof. The opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise you of any change in law or fact affecting the opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, without admitting that we are “experts” within the meaning of the Act of the rules or regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit.

Yours very truly,
/s/ Norton Rose Fulbright Canada LLP